UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Information Required In Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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FRIENDLY ICE CREAM CORPORATION

(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO ENHANCE FRIENDLY'S THE LION FUND L.P. BIGLARI CAPITAL CORP. WESTERN SIZZLIN CORP. SARDAR BIGLARI PHILIP L. COOLEY

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The Committee to Enhance Friendly's (the "Committee") is filing materials contained in this Schedule 14A with the Securities and Exchange Commission ("SEC") in connection with the anticipated solicitation of proxies for the election of two nominees as directors at the 2007 annual meeting of stockholders (the "Annual Meeting") of Friendly Ice Cream Corporation ("Friendly"). The Committee has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: The following article was published by Dow Jones Newswires on March 8, 2007 and will be posted to http://enhancefriendlys.com:

Friendly Ice Cream Cool To Overtures From Dissident Biglari

By Greg Wright

Of DOW JONES NEWSWIRES

Sardar Biglari says he can boost profits at the troubled Friendly Ice Cream Corp. (FRN) restaurant chain, but critics contend the 29-year-old general partner of a Texas investment firm really just wants a scoop of the company’s money. “I constantly study companies and talk with and listen to knowledgeable people,” Biglari said in an email interview. “We like the franchise and believe that, with the right nurturing, it has the potential to produce good cash returns.” Biglari and Philip Cooley, who taught Biglari business courses at Trinity University in San Antonio, Texas, want two of six board seats at the Wilbraham, Mass., company. In a Securities and Exchange Commission filing on Tuesday, Biglari told shareholders about his and Cooley’s plans to boost shareholder value at Friendly Ice Cream.

Alternatives Eyed By Biglari, Friendly

Their goals include reducing debt and refranchising more restaurants, so management can devote resources to creating better products and making other improvements, rather than merely running restaurants. Friendly Ice Cream officials announced Wednesday they are also looking at strategies to boost shareholder value, including perhaps selling the company. The company’s move had nothing to do with Biglari’s push to gain board seats, said Deborah Burns, Friendly Ice Cream’s senior director of investor relations. “It’s a decision that is independent of that,” she said. Friendly Ice Cream Chairman Donald Smith said Biglari may be trying to gain more control so he can siphon funds from Friendly Ice Cream to invest in other companies. That, Smith contends, is what Biglari did with Western Sizzlin Corp. (WSZL) after he became its chairman in March 2006. Western Sizzlin is listed in Biglari’s disclosure documents as a co-owner of Biglari’s stake in Friendly Ice Cream. “It appears that Mr. Biglari is leveraging the credit of (Western Sizzlin) and his hedge fund to purchase our stock,” Smith said in a statement in January. Friendly Ice Cream officials have also said they doubt Biglari’s leadership because Western Sizzlin hasn’t performed well since Biglari became chairman of the steakhouse and buffet chain. Besides becoming Western Sizzlin’s chairman, Biglari has already helped create and sell an Internet company, and created the Lion Fund private-investment fund in San Antonio. An investor group led by Biglari now owns 1.18 million Friendly Ice Cream shares, or an almost 15% stake in the company, according to a Tuesday SEC filing. Biglari has shrugged off critics, and he defended his work at Western Sizzlin, which is based in Roanoke, Va. He said he helped eliminate Western Sizzlin projects that “would not compensate for the relevant risks.” Gains at Western Sizzlin, both realized and unrealized, as measured by book value, have grown more in one year than in any other prior period, he said. “Frankly, it’s the first inning,” Biglari said about Western Sizzlin. “But even in the first inning we’ve made tremendous progress.”

Family Fled Tehran

Biglari was born in Tehran, Iran. His father, Ken Biglari, worked for Iran’s former leader, Shah Mohammed Reza Pahlavi. Revolutionaries detained Ken Biglari when forces led by Ayatollah Khomeini overthrew the Shah in 1979. The Biglari family later gained asylum in the United States and settled in San Antonio. It was a big adjustment for Sardar, who was just seven years old. “When I first arrived in San Antonio, the only (English) words I was totally familiar with were ‘hi’ and ‘bye’,” he said. “Needless to say, I worked diligently at learning my new language.” When Biglari was 19, he took a trip to Cancun, Mexico. On the plane ride he read “The Warren Buffet Way” by Robert Hagstrom, and had an epiphany. “Buffett’s logic and financial principles seem so sound that I was inspired to create my own investment fund,” he said. In 1996, Biglari and a school friend founded INTX.NET, an Internet service provider. They later sold it for what Biglari said was “a tidy profit” and Biglari used his share to invest in the Lion Fund private-investment firm, which is part of the group that holds the stake in Friendly Ice Cream.

Friendly Faces Pressure

Friendly Ice Cream operated 521 full-service restaurants and non-traditional units at the end of 2006, according to its annual report. More than half were company-operated, full-service restaurants. The company isn’t performing as well as it should, said Malcolm Stogo, a Riverdale, N.Y., ice cream consultant. Friendly Ice Cream is facing intense competition, including from new players such as Cold Stone Creamery. Friendly Ice Cream restaurants also look dated, Stogo said. “They really need a major makeover,” he said. But the 72-year-old company’s public facade isn’t its only problem. It is also embroiled in an internal struggle. S. Prestley Blake, one of Friendly Ice Cream’s founders, in 2003 filed a shareholder derivative lawsuit against the company and Chairman Smith in Hampden Superior Court, Mass. Blake is 92 years old and has sold part of his Rolls Royce auto collection to fund the lawsuit, his lawyer, James Donnelly, said. Blake claims defendants breached their fiduciary duty and misappropriated corporate assets, in part because of expenses for a corporate jet that Smith used, and also because of Smith’s use of an Illinois office. Friendly Ice Cream has denied Blake’s allegations and says it is “vigorously defending” the suit.

Founder Hasn’t Chosen Side

Whatever money Blake wins in the lawsuit will go back into the company, Donnelly said. “His dominant motive here is he believes this company should have a bright future and he wants to help it,” Donnelly said. Blake on Thursday reported the purchase of 100,000 Friendly shares, raising his stake to 13%, almost as much as Biglari’s group. Blake has heard the grumbling that Biglari wants to raid Friendly Ice Cream, Donnelly said. As of mid-February, Blake hadn’t decided whether he would side with Biglari and Cooley. “We are here to talk to any interested party who cares about the company,” Donnelly said. “Blake is going to ultimately vote what he thinks is in the best interest of the company.” The company’s shares closed Thursday at $14.50, up 71 cents, or 5.1%, amid heavy trading. On Wednesday, after the company reported it was considering selling itself, shares hit a 52-week high of $13.84. However, Biglari said the company’s stock was already rising on the expectation his group could bring positive changes. Friendly Ice Cream shares have almost doubled from a 52-week low of $7.42, recorded nearly a year ago. “I’ve always loved business and investing and I will continue to devote a great deal of my energies to conducting my endeavors creatively, candidly and - I anticipate - profitably.” -By Greg Wright, Dow Jones Newswires; 202-862-3546; gregory.wright@dowjones.com

(END) Dow Jones Newswires

03-08-07 1649ET

Copyright (c) 2007 Dow Jones & Company, Inc

Item 2: The following article was published by Barron's Online on March 8, 2007:

Friendly Ice Cream Foe Scoops Up Stock

By NAUREEN S. MALIK

FRIENDLY ICE CREAM CO-FOUNDER S. Prestley Blake bought 100,000 shares on Monday before activist pressure came to a head for the casual-dining chain.

On Tuesday Sardar Biglari, the chairman and chief executive of Lion Fund and the chairman of Western Sizzlin, the steakhouse chain, sent a public letter to Friendly shareholders that expressed “deep concerns” for the company. Lion Fund and Western Sizzlin command a 15% stake but can’t buy more due to Friendly’s so-called poison-pill measure. Biglari is seeking two out of six seats on the Friendly board, having rejected an earlier offer when management proposed restrictions on directors’ activities.

Friendly reported fourth-quarter and year results on Wednesday, but more importantly said it hired Goldman Sachs to explore “strategic alternatives,” including the possible sale of the company.

On Thursday Blake made an activist 13D filing, noting that he has not been involved in discussions regarding the company’s future. He also referenced a derivative lawsuit alleging that Friendly’s current chairman, Donald Smith, repay Friendly for “improper business transactions” that favored former parent The Restaurant Company (TRC) at the expense of shareholders.

Blake paid about $1.2 million for the 100,000 shares on the open market on behalf of a personal trust at $11.95 per share, according to the Securities and Exchange Commission. He now beneficially owns almost 1.06 million shares, or a 13.1% stake in Friendly.

Those newly purchased shares have already returned 21%.

In recent months, Friendly stock has benefited as the brawl between management and activist shareholders turned bitter in recent months, trading at its highest level in nearly three years. Shares are up 53% over the past six months and 38% over the past year.

Ben Silverman, director of research at InsiderScore.com, says that because the stock gains were driven by shareholder activism and not operational performance “is something to be concerned about.”

He says that Blake could try to block a sale of the company by getting an injunction based on his lawsuit against Smith. Given the unpredictable nature of activism, Silverman says that now might be the time to take some profits.

Blake’s representative, James C. Donnelly, a partner at law firm Mirick, O’Connell, DeMallie & Lougee, says the suit alleges that Friendly paid half of the cost of a corporate jet shared with TRC for a very small portion of use that was mainly allocated for Smith’s personal travel.

The suit also alleges that Friendly did not receive fair value for management fees paid to TRC, that it bought food products without a competitive bidding process, that it was involved in real-estate transactions without independent evaluations and that it did not receive equal benefits when TRC and Friendly combined their purchasing power at vendors such as Coca-Cola or H.J. Heinz.

Blake, who started Friendly in 1935 with his brother Curtis, sold the restaurant chain in 1979 to Hershey. It was taken over nearly a decade later in a leveraged buyout by TRC, the parent of the Perkins Restaurant & Bakery chain.

Friendly went public in 1997 at $18 before falling to just under $2 in late 2001. That prompted Blake to step back in and declare his support for the company he helped build, says Donnelly.

Though this week’s purchase was made for “investment purposes,” Donnelly says one of Blake’s motives is that “he would like to have a more powerful voice in the dialogue about the company’s future.” He has not decided yet whether to side with Smith or Biglari.

Regarding Blake’s purchase, Debbie Burns, Friendly senior director of investor relations, says “it is not surprising” considering his history with the company, but declined to comment on the lawsuit.

In a phone interview, Biglari says that Friendly “generates terrific cash inflows, but not free cash flow.” He notes that his proposal of moving to a “pure franchise model” would generate extra cash that could be used to help pay off debt.

Biglari declined to comment about the possible sale of Friendly or his estimate of the company’s intrinsic value.

* * * *

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Committee to Enhance Friendly's (the "Committee") intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its director nominees at the 2007 annual meeting of stockholders of Friendly Ice Cream Corporation, a Massachusetts corporation (the "Company").

THE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE COMMITTEE WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE COMMITTEE'S PROXY SOLICITOR, MORROW & CO., AT ITS TOLL-FREE NUMBER: (800) 607-0088.

The members of the Committee who are anticipated to be participants in the proxy solicitation are The Lion Fund L.P., a Delaware limited partnership, Biglari Capital Corp., a Texas corporation, Western Sizzlin Corp., a Delaware corporation, Sardar Biglari and Philip L. Cooley.

Each member of the Committee may be deemed to be the beneficial owner of 1,182,488 shares of Common Stock of the Company. Each member of the Committee specifically disclaims beneficial ownership of such shares of Common Stock except to the extent of their pecuniary interest therein.